Exhibit 99.1

Horizon Offshore Purchases Derrick/Lay Barge in Southeast Asia

HOUSTON, July 23 /PRNewswire/ -- Horizon Offshore, Inc. (Nasdaq: HOFF-news), announced today an agreement to purchase the combination derrick/lay barge Shillelagh currently located in Indonesia. The vessel is 360 feet long and 100 feet wide and has both pipelay and derrick capabilities. Upgrading and modifying the vessel will be performed in Batam, Indonesia and is expected to be completed by year-end. After completing the upgrade, the vessel will become the company's largest combination barge, enabling it to perform turnkey projects in remote locations with a single mobilization. The company intends to operate the vessel in Indonesia, Malaysia, as well as other areas in Southeast Asia such as Thailand and Vietnam. This acquisition represents the company's entry into the Asian market and positions the company to pursue opportunities in this market.

Horizon President and Chief Executive Officer, Bill J. Lam said, "We are excited about the acquisition of this vessel and the prospects for the recovering Asian market. This acquisition represents another step in our business strategy and international expansion plans.''

Horizon Offshore provides marine construction services to the offshore oil and gas industry, primarily in the Gulf of Mexico. The company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas from newly installed production platforms and other subsea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: industry conditions and volatility; prices of oil and gas; the company's ability to obtain and the timing of new projects; changes in competitive factors and other material factors that are described from time to time in the company's filing with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.